PROXY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 17, 2001, in Baltimore, Maryland. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:

Election by Holders of Preferred Shares and Common Shares:

                                                FOR           WITHHELD
                                            ----------        --------
   Alice S. Ilchman                         12,160,691        185,329
   Frank A. McPherson                       12,180,538        165,482
   Leroy C. Richie                          12,190,436        155,584
   Brian T. Zino                            12,196,602        149,418

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2001:

                                      FOR           AGAINST         ABSTAIN
                                   ----------      ---------       ---------

                                   12,180,508        65,264         100,248


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